Exhibit 23(a)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-78617, 33-54415, 33-58371, 33-60427, 333-44127, 333-110557, 333-124780, 333-127187, 333-134434, 333-118061, and 333-149407 on Form S-8 and Registration Statement Nos. 33-3546, 333-09077, 333-64871 (as amended), 333-65178, 333-138503 (as amended), and 333-138504 on Form S-3 of our reports dated February 25, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Southern Company, and the effectiveness of Southern Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Southern Company for the year ended December 31, 2008.

/s/Deloitte & Touche LLP

Atlanta, Georgia

February 25, 2009